F I N A N C I A L S T A T E M E N T S Solasglas Investments, LP For the years ended December 31, 2023, 2022 and 2021 With Report of Independent Auditors DME Advisors, LP (the “Manager”) is registered as a Commodity Pool Operator (“CPO”) under the United States Commodity Exchange Act. A claim of exemption for this pool pursuant to Commodity Futures Trading Commission (“CFTC”) Regulation 4.7 has been made with respect to Solasglas Investments, LP (the “Partnership”) by the Manager. The exemption relieves the Partnership of certain disclosure and reporting obligations under Regulation 4.22 of the CFTC.

Solasglas Investments, LP Financial Statements As of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021 Contents Affirmation of the Commodity Pool Operator……………………………………………… 1 Report of Independent Auditors………………………….…………………………………. 2 Statements of Financial Condition.…………………...…………………….…………...…... 3 Condensed Schedules of Investments……………………………………….………………. 4 Statements of Operations and Performance Allocation……………………………………... 14 Statements of Changes in Partners’ Capital…………………………………………………. 15 Statements of Cash Flows…………………………………………………...………………. 16 Notes to Financial Statements………………………………………………...………...…... 17

1 AFFIRMATION OF THE COMMODITY POOL OPERATOR DME Advisors, LP being the Manager and the Commodity Pool Operator for Solasglas Investments, LP (the “Partnership”), hereby affirms that the attached hereto is a copy of the audited financial statements of the Partnership for the years ended December 31, 2023, 2022 and 2021 and that, to the best of the undersigned’s knowledge and belief, the information contained therein is accurate and complete. ________________________ Barrett C. Brown Chief Financial Officer of DME Advisors, LP, the Manager and Commodity Pool Operator for Solasglas Investments, LP

A member firm of Ernst & Young Global Limited 2 Ernst & Young Ltd. 62 Forum Lane Camana Bay P.O. Box 510 Grand Cayman KY1-1106 CAYMAN ISLANDS Main tel: +1 345 949 8444 Fax: +1 345 949 8529 ey.com Report of Independent Registered Public Accounting Firm The General Partner Solasglas Investments, LP Opinion on the Financial Statements We have audited the accompanying statements of financial condition of Solasglas Investments, LP (the “Partnership”), including the condensed schedules of investments, as of December 31, 2023 and 2022, the related statements of operations and performance allocation, changes in partners’ capital and cash flows for the years ended December 31, 2023, December 31, 2022 and December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Partnership at December 31, 2023 and 2022, and the results of its operations, changes in its partners’ capital and its cash flows for the years ended December 31, 2023, December 31, 2022 and December 31, 2021 in conformity with U.S. generally accepted accounting principles. Basis of Opinion These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the Partnership’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion. Critical Audit Matters Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters. We have served as the Partnership’s auditor since 2018. March 5, 2024

Solasglas Investments, LP Statements of Financial Condition December 31, 2023 and 2022 (In U.S. Dollars) 3 2023 2022 Assets Investments, at fair value (cost of $275,467,994 and $256,727,469, respectively) $ 453,358,240 $ 304,805,973 Due from brokers 121,754,095 109,168,853 Derivative contracts, at fair value (cost of $5,783,444 and $12,761,674, respectively) 11,167,396 17,547,013 Interest and dividends receivable 1,143,053 526,646 Total assets 587,422,784 432,048,485 Liabilities and partners’ capital Liabilities Investments sold short, at fair value (proceeds of $172,243,571 and $199,470,228, respectively) 197,571,457 159,382,485 Due to brokers Derivative contracts, at fair value (proceeds of $8,117,870 and $16,592,324, respectively) 17,397,796 12,916,712 2,050,424 12,442,643 Interest and dividends payable 2,315,188 759,600 Capital withdrawals payable 1,000,000 75,000 Accrued expenses and other liabilities 247,303 158,702 Total liabilities 231,448,456 174,868,854 Partners’ capital 355,974,328 257,179,631 Total liabilities and partners’ capital $ 587,422,784 $ 432,048,485 See accompanying notes to financial statements.

Description Level 1 Level 2 Level 3 Investments: Common stock: United States of America: Consumer discretionary: Green Brick Partners, Inc.: 1,804,030 Common stock 93,696,683$ -$ -$ 26.3% 93,696,683$ 937,500 Common stock subject to the Forward Transaction (Note 4) 48,693,750 - - 13.7 48,693,750 Forward Transaction (Note 4) - (5,434,154) - (1.5) (5,434,154) Total Green Brick Partners, Inc. 142,390,433 (5,434,154) - 38.5 136,956,279 Energy: 343,633 CONSOL Energy, Inc. 34,545,425 - - 9.7 34,545,425 Other 18,445,484 - - 5.2 18,445,484 Financial: 453,406 Brighthouse Financial, Inc. 23,994,246 - - 6.7 23,994,246 Other 11,967,581 - - 3.3 11,967,581 Healthcare 18,807,280 - - 5.3 18,807,280 Industrials 21,204,867 - - 5.9 21,204,867 Materials 10,564,744 - - 3.0 10,564,744 Technology: 921,284 Kyndryl Holdings, Inc. 19,144,282 - - 5.4 19,144,282 Other 1,263,635 - - 0.4 1,263,635 Total United States of America (cost $143,728,010) 302,327,977 (5,434,154) - 83.4 296,893,823 Bermuda: Energy (cost $6,852,259) 7,468,293 - - 2.1 7,468,293 Canada: Financial 4,982,414 - - 1.4 4,982,414 Materials 13,299,673 - - 3.8 13,299,673 Total Canada (cost $12,263,572) 18,282,087 - - 5.2 18,282,087 Germany: Consumer discretionary: 245,198 Vitesco Technologies Group AG (cost $16,030,462) 23,295,718 - - 6.6 23,295,718 Great Britain: Healthcare (cost $11,051,484) 10,833,839 - - 3.0 10,833,839 Greece: Utilities (cost $4,216,027) 5,830,803 - - 1.6 5,830,803 Italy: Materials (cost $3,805,074) 7,176,754 - - 2.0 7,176,754 Netherlands: Healthcare (cost $4,653,831) 3,731,670 - - 1.1 3,731,670 Solasglas Investments, LP Condensed Schedules of Investments Number of Units Fair Value Hierarchy Fair Value December 31, 2023 % of Partners' Capital (In U.S. Dollars) 4

Description Level 1 Level 2 Level 3 Investments (continued): Common stock (continued): Norway: Energy (cost $430,937) 517,852$ -$ -$ 0.2% 517,852$ Total common stock (cost $203,031,656) 379,464,993 (5,434,154) - 105.2 374,030,839 Exchange-traded funds: Commodities: 137,523 SPDR Gold Trust 26,290,272 - - 7.4 26,290,272 Other 10,545,804 - - 2.9 10,545,804 Equity indices 6,374,561 - - 1.8 6,374,561 Total exchange-traded funds (cost $37,050,475) 43,210,637 - - 12.1 43,210,637 Commodities: 12,336 Gold (cost $22,962,782) 25,453,043 - - 7.1 25,453,043 Corporate bonds: United States of America: Consumer staples - 493,559 - 0.1 493,559 Energy - 190,286 - 0.1 190,286 Industrials - 936,000 - 0.3 936,000 Total corporate bonds (cost $4,139,814) - 1,619,845 - 0.5 1,619,845 Private equity: United States of America: Healthcare (cost $202,928) - - 39,342 0.0 39,342 Total investments subject to fair value hierarchy (cost $267,387,655) 448,128,673$ (3,814,309)$ 39,342$ 124.9$ % 444,353,706$ Investment funds (1): United States of America: Consumer staples 0.0% 23,412$ Energy 0.9 3,218,972 Technology 0.4 1,709,744 Cayman Islands: Financial 1.1 3,872,450 Materials 0.1 179,956 Total investment funds (cost $8,080,339) 2.5 9,004,534 Total investments (cost $275,467,994) 127.4% 453,358,240$ (1) The Partnership’s investments in investment funds that are valued at their net asset value as reported by the underlying funds are not categorized within the fair value hierarchy. See Note 2. Solasglas Investments, LP Condensed Schedules of Investments (continued) Number of Units Fair Value Hierarchy Fair Value December 31, 2023 % of Partners' Capital (In U.S. Dollars) 5

Description Level 1 Level 2 Level 3 Derivative contract assets: Total return swaps - long exposure: Price indices -$ 5,304,605$ -$ 1.5% 5,304,605$ United States of America: Financial: 541,745 Brighthouse Financial, Inc. - 2,742,292 - 0.8 2,742,292 Great Britain: Industrials - 1,105,835 - 0.3 1,105,835 Total total return swaps - long exposure (cost $1,722) - 9,152,732 - 2.6 9,152,732 Put options: Foreign exchange - 54,055 - 0.0 54,055 Other - 1,261,736 - 0.4 1,261,736 Total put options (cost $1,971,334) - 1,315,791 - 0.4 1,315,791 Call options: Commodities - 192,250 - 0.0 192,250 Foreign exchange - 20,511 - 0.0 20,511 Interest rates - 137,054 - 0.0 137,054 Other - 35,326 - 0.0 35,326 Total call options (cost $3,408,224) - 385,141 - 0.0 385,141 Credit default swaps - sell protection: Corporate (cost $402,164) - 247,168 - 0.1 247,168 Total return swaps - short exposure: Spain: Utilities - 66,564 - 0.0 66,564 Total derivative contract assets (cost $5,783,444) -$ 11,167,396$ -$ 3.1% 11,167,396$ Solasglas Investments, LP Condensed Schedules of Investments (continued) December 31, 2023 % of Partners' Capital Number of Units Fair Value Hierarchy Fair Value (In U.S. Dollars) 6

Description Level 1 Level 2 Level 3 Investments sold short: Common stock: United States of America: Communication services 10,105,785$ -$ -$ 2.8% 10,105,785$ Consumer discretionary 24,711,745 - - 6.9 24,711,745 Consumer staples 13,158,716 - - 3.7 13,158,716 Energy 151,386 - - 0.1 151,386 Financial 47,408,066 - - 13.3 47,408,066 Healthcare 4,427,337 - - 1.2 4,427,337 Industrials 27,875,890 - - 7.8 27,875,890 Materials 2,402,154 - - 0.7 2,402,154 Real estate 6,694,376 - - 1.9 6,694,376 Technology 41,589,583 - - 11.7 41,589,583 Utilities 3,490,992 - - 1.0 3,490,992 Total United States of America (proceeds $157,048,089) 182,016,030 - - 51.1 182,016,030 Canada: Consumer discretionary 1,160,945 - - 0.3 1,160,945 Financial 3,553,769 - - 1.0 3,553,769 Industrials 858,762 - - 0.3 858,762 Total Canada (proceeds $6,544,449) 5,573,476 - - 1.6 5,573,476 Luxembourg: Technology (proceeds $3,906,635) 5,474,017 - - 1.5 5,474,017 Sweden: Real estate (proceeds $2,230,221) 2,990,244 - - 0.8 2,990,244 Total common stock (proceeds $169,729,394) 196,053,767 - - 55.0 196,053,767 Exchange-traded funds: Equity indices 770,002 - - 0.3 770,002 Other 747,688 - - 0.2 747,688 Total exchange-traded funds (proceeds $2,514,177) 1,517,690 - - 0.5 1,517,690 Total investments sold short (proceeds $172,243,571) 197,571,457$ -$ -$ 55.5% 197,571,457$ (In U.S. Dollars) Solasglas Investments, LP Condensed Schedules of Investments (continued) December 31, 2023 Fair Value Hierarchy Fair Value Number of Units % of Partners' Capital 7

Description Level 1 Level 2 Level 3 Derivative contract liabilities: Credit default swaps - buy protection: Corporate (proceeds $7,339,478) -$ 7,333,017$ -$ 2.1% 7,333,017$ Total return swaps - short exposure: Equity indices - 2,572,854 - 0.7 2,572,854 Great Britain: Utilities - 737,941 - 0.2 737,941 Total total return swaps - short exposure (proceeds $0) - 3,310,795 - 0.9 3,310,795 Futures contracts: Commodities (cost $754) 1,158,159 - - 0.3 1,158,159 Total return swaps - long exposure: Price indices - 343,036 - 0.1 343,036 Great Britain: Financial - 277,178 - 0.1 277,178 Total total return swaps - long exposure (cost $1,012) - 620,214 - 0.2 620,214 Call options: Foreign exchange (proceeds $152,250) - - - 0.0 - United States of America: Consumer discretionary (proceeds $460,660) - 427,968 - 0.1 427,968 Put options: Foreign exchange - 46,498 - 0.0 46,498 United States of America: Consumer discretionary - 20,061 - 0.0 20,061 Total put options (proceeds $167,248) - 66,559 - 0.0 66,559 Total derivative contract liabilities (proceeds $8,117,870) 1,158,159$ 11,758,553$ -$ 3.6% 12,916,712$ See accompanying notes to financial statements. Fair Value Hierarchy Fair Value (In U.S. Dollars) Solasglas Investments, LP Condensed Schedules of Investments (continued) December 31, 2023 % of Partners' Capital Number of Units 8

Description Level 1 Level 2 Level 3 Investments: Common stock: United States of America: Consumer discretionary: 2,741,530 Green Brick Partners, Inc. 66,422,637$ -$ -$ 25.8% 66,422,637$ Other 2,980,542 - - 1.1 2,980,542 Energy: 282,926 CONSOL Energy, Inc. 18,390,190 - - 7.2 18,390,190 Other 17,278,562 - - 6.7 17,278,562 Financial: 559,306 Brighthouse Financial, Inc. 28,675,619 - - 11.1 28,675,619 Other 916,697 - - 0.4 916,697 Industrials 15,548,645 - - 6.1 15,548,645 Healthcare 5,107,894 - - 2.0 5,107,894 Materials 3,440,740 - - 1.3 3,440,740 Technology: 1,339,892 Kyndryl Holdings, Inc. 14,899,599 - - 5.8 14,899,599 Other 10,436,885 - - 4.1 10,436,885 Total United States of America (cost $141,564,093) 184,098,010 - - 71.6 184,098,010 Canada: Energy 620,860 - - 0.2 620,860 Materials: 365,240 Teck Resources Limited 13,813,377 - - 5.4 13,813,377 Other 1,043,320 - - 0.4 1,043,320 Total Canada (cost $11,453,352) 15,477,557 - - 6.0 15,477,557 China: Industrials (cost $140,669) 202,248 - - 0.1 202,248 Germany: Consumer discretionary (cost $4,572,628) 5,088,355 - - 2.0 5,088,355 Great Britain: Consumer discretionary 8,115,652 - - 3.2 8,115,652 Healthcare 6,859,745 - - 2.6 6,859,745 Total Great Britain (cost $14,448,651) 14,975,397 - - 5.8 14,975,397 Italy: Materials (cost $5,713,136) 6,024,780 - - 2.3 6,024,780 Netherlands: Financial 270,000 - - 0.1 270,000 Healthcare 5,081,954 - - 2.0 5,081,954 Total Netherlands (cost $6,014,343) 5,351,954 - - 2.1 5,351,954 Solasglas Investments, LP Condensed Schedules of Investments (continued) Number of Units Fair Value Hierarchy Fair Value December 31, 2022 % of Partners' Capital (In U.S. Dollars) 9

Description Level 1 Level 2 Level 3 Investments (continued): Common stock (continued): Norway: Energy (cost $276,029) 443,449$ -$ -$ 0.2% 443,449$ Total common stock (cost $184,182,901) 231,661,750 - - 90.1 231,661,750 Commodities: 27,392 Gold (cost $48,774,174) 49,945,056 - - 19.4 49,945,056 Exchange-traded funds: Commodities 9,786,157 - - 3.8 9,786,157 Other 626,380 - - 0.2 626,380 Total exchange-traded funds (cost $11,323,237) 10,412,537 - - 4.0 10,412,537 Corporate bonds: United States of America: Communication services - 270,509 - 0.1 270,509 Consumer staples - 286,268 - 0.1 286,268 Energy - 105,201 - 0.0 105,201 Industrials - 1,381,840 - 0.6 1,381,840 Total corporate bonds (cost $3,950,769) - 2,043,818 - 0.8 2,043,818 Private equity: United States of America: Healthcare (cost $193,342) - - 39,342 0.0 39,342 Total investments subject to fair value hierarchy (cost $248,424,423) 292,019,343$ 2,043,818$ 39,342$ 114.3% 294,102,503$ Investment funds (1): United States of America: Consumer staples 0.1% 121,670$ Energy 1.7 4,492,124 Technology 0.6 1,594,754 Cayman Islands: Financial 1.7 4,302,843 Materials 0.1 192,079 Total investment funds (cost $8,303,046) 4.2 10,703,470 Total investments (cost $256,727,469) 118.5% 304,805,973$ (1) The Partnership’s investments in investment funds that are valued at their net asset value as reported by the underlying funds are not categorized within the fair value hierarchy. See Note 2. Solasglas Investments, LP Condensed Schedules of Investments (continued) Number of Units Fair Value Hierarchy Fair Value December 31, 2022 % of Partners' Capital (In U.S. Dollars) 10

Description Level 1 Level 2 Level 3 Derivative contract assets: Put options: Foreign currencies -$ 160,498$ -$ 0.1% 160,498$ Interest rates - 8,733,063 - 3.4 8,733,063 Total put options (cost $10,838,910) - 8,893,561 - 3.5 8,893,561 Total return swaps - long exposure: Price indices - 3,945,699 - 1.5 3,945,699 United States of America: Financial: 97,928 Brighthouse Financial, Inc. - 536,564 - 0.2 536,564 Great Britain: Financial - 155,576 - 0.1 155,576 Total total return swaps - long exposure (cost $875) - 4,637,839 - 1.8 4,637,839 Call options: Equity indices - 1,295,960 - 0.5 1,295,960 Other - 39,542 - 0.0 39,542 Total call options (cost $1,516,739) - 1,335,502 - 0.5 1,335,502 Total return swaps - short exposure: Equity indices - 741,564 - 0.3 741,564 Great Britain: Consumer discretionary - 373,201 - 0.1 373,201 Spain: Utilities - 192,271 - 0.0 192,271 Total total return swaps - short exposure (cost $0) - 1,307,036 - 0.4 1,307,036 Futures contracts - short exposure: Interest rates (cost $2,867) 839,861 - - 0.3 839,861 Credit default swaps - sell protection: Corporate (cost $402,164) - 391,081 - 0.2 391,081 Futures contracts - long exposure: Commodities (cost $119) 142,133 - - 0.1 142,133 Total derivative contract assets (cost $12,761,674) 981,994$ 16,565,019$ -$ 6.8% 17,547,013$ Solasglas Investments, LP Condensed Schedules of Investments (continued) December 31, 2022 % of Partners' Capital Number of Units Fair Value Hierarchy Fair Value (In U.S. Dollars) 11

Description Level 1 Level 2 Level 3 Investments sold short: Common stock: United States of America: Communication services 13,548,906$ -$ -$ 5.3% 13,548,906$ Consumer discretionary 41,805,635 - - 16.2 41,805,635 Consumer staples 8,315,779 - - 3.2 8,315,779 Energy 675,454 - - 0.3 675,454 Financial 12,358,340 - - 4.8 12,358,340 Healthcare 15,134,440 - - 5.9 15,134,440 Industrials 12,671,941 - - 4.9 12,671,941 Real estate 5,382,132 - - 2.1 5,382,132 Technology 31,524,833 - - 12.3 31,524,833 Total United States of America (proceeds $177,565,892) 141,417,460 - - 55.0 141,417,460 Brazil: Financial (proceeds $477,233) 276,394 - - 0.1 276,394 Canada: Industrials 820,304 - - 0.3 820,304 Technology 217,632 - - 0.1 217,632 Total Canada (proceeds $2,018,122) 1,037,936 - - 0.4 1,037,936 Germany: Communication services (proceeds $1,126,183) 1,099,917 - - 0.4 1,099,917 Israel: Consumer discretionary (proceeds $457,667) 184,456 - - 0.1 184,456 South Korea: Consumer discretionary (proceeds $1,335,021) 1,546,757 - - 0.6 1,546,757 Sweden: Consumer discretionary (proceeds $1,466,745) 1,383,148 - - 0.5 1,383,148 Switzerland: Consumer discretionary (proceeds $3,004,780) 2,820,418 - - 1.1 2,820,418 Total common stock (proceeds $187,451,643) 149,766,486 - - 58.2 149,766,486 Exchange-traded funds: Equity indices (proceeds $12,018,585) 9,615,999 - - 3.8 9,615,999 Total investments sold short (proceeds $199,470,228) 159,382,485$ -$ -$ 62.0% 159,382,485$ (In U.S. Dollars) Solasglas Investments, LP Condensed Schedules of Investments (continued) December 31, 2022 Fair Value Hierarchy Fair Value Number of Units % of Partners' Capital 12

Description Level 1 Level 2 Level 3 Derivative contract liabilities: Put options: Interest rates (proceeds $7,595,504) -$ 6,977,875$ -$ 2.7% 6,977,875$ Credit default swaps - buy protection: Corporate (proceeds $7,339,478) - 3,002,597 - 1.2 3,002,597 Call options: Interest rates (proceeds $1,489,044) - 1,147,906 - 0.5 1,147,906 Equity indices (proceeds $28,236) - 56,472 - 0.0 56,472 United States of America: Technology - 27,629 - 0.0 27,629 Healthcare - 1,505 - 0.0 1,505 Materials - 1,165 - 0.0 1,165 Industrials - 255 - 0.0 255 Consumer discretionary - 190 - 0.0 190 Total United States of America (proceeds $142,237) - 30,744 - 0.0 30,744 Total call options (proceeds $1,659,517) - 1,235,122 - 0.5 1,235,122 Total return swaps - long exposure: Price indices - 508,890 - 0.2 508,890 Great Britain: Consumer discretionary - 241,662 - 0.1 241,662 Energy - 7,960 - 0.0 7,960 Total Great Britain (proceeds $0) - 249,622 - 0.1 249,622 Ireland: Industrials - 191,321 - 0.1 191,321 United States of America: Financial - 114,688 - 0.0 114,688 Total total return swaps - long exposure (cost $1,860) - 1,064,521 - 0.4 1,064,521 Total return swaps - short exposure: Price indices - 79,341 - 0.0 79,341 United States of America: Financial - 83,187 - 0.0 83,187 Total total return swaps - short exposure (cost $315) - 162,528 - 0.0 162,528 Total derivative contract liabilities (proceeds $16,592,324) -$ 12,442,643$ -$ 4.8% 12,442,643$ See accompanying notes to financial statements. Fair Value Hierarchy Fair Value (In U.S. Dollars) Solasglas Investments, LP Condensed Schedules of Investments (continued) December 31, 2022 % of Partners' Capital Number of Units 13

Solasglas Investments, LP

Statements of Operations and Performance Allocation

For the years ended December 31, 2023, 2022 and 2021
(In U.S. Dollars)

	2023	2022	2021
Investment income			
Interest	$ 9,211,136	$ 2,389,894	$ 228,164
Dividends, net of withholding taxes of $451,918, $468,726 and $262,913, respectively	1,869,248	1,585,558	640,662
Total investment income	11,080,384	3,975,452	868,826
Expenses			
Management fee	4,766,322	3,580,408	3,491,704
Dividends	2,801,935	1,373,924	1,146,899
Interest	6,969,313	1,949,566	1,055,418
Professional fees and other	1,749,615	988,163	1,221,012
Total expenses	16,287,185	7,892,061	6,915,033
Net investment loss	(5,206,801)	(3,916,609)	(6,046,207)
Realized and change in unrealized gains (losses) on investment transactions			
Net realized gains (losses) on			
Investments	(4,935,144)	63,980,470	(1,154,302)
Derivative contracts (including $13,774,756, $6,623,587 and $1,347,703 respectively, on commodity interest positions)	3,877,007	10,731,736	(2,065,059)
Currencies	(335,676)	459,779	(200,716)
Net realized gains (losses)	(1,393,813)	75,171,985	(3,420,077)
Net change in unrealized appreciation on			
Investments	64,396,113	2,162,960	30,553,364
Derivative contracts (including $(2,485,433), $2,937,645 and $(562,372) respectively, on commodity interest positions)	(8,349,910)	10,115,502	5,000,477
Currencies	(767,841)	(392,809)	(71,112)
Net change in unrealized appreciation	55,278,362	11,885,653	35,482,729
Net gain on investment transactions	53,884,549	87,057,638	32,062,652
Net increase in partners' capital resulting from operations before performance allocation	48,677,748	83,141,029	26,016,445
Performance allocation allocated to the General Partner	3,188,442	6,093,839	2,009,642
Net increase in partners' capital resulting from operations after performance allocation	$ 45,489,306	$ 77,047,190	$ 24,006,803

See accompanying notes to financial statements.

14

Solasglas Investments, LP Statements of Changes in Partners’ Capital For the years ended December 31, 2023, 2022 and 2021 (In U.S. Dollars) 15 General Partner Limited Partners Total Balance, December 31, 2020 $ 53,384,229 $ 166,734,792 $ 220,119,021 Capital contributions - 114,604,410 114,604,410 Capital withdrawals (10,174,000) (115,835,045) (126,009,045) Allocation of net increase in partners’ capital resulting from operations 5,920,030 20,096,415 26,016,445 Performance allocation 2,009,642 (2,009,642) - Balance, December 31, 2021 $ 51,139,901 $ 183,590,930 $ 234,730,831 Capital contributions $ - $ 65,126,729 $ 65,126,729 Capital withdrawals (454,000) (125,364,958) (125,818,958) Allocation of net increase in partners’ capital resulting from operations 22,202,639 60,938,390 83,141,029 Performance allocation 6,093,839 (6,093,839) - Balance, December 31, 2022 $ 78,982,379 $ 178,197,252 $ 257,179,631 Capital contributions $ - $ 125,993,509 $ 125,993,509 Capital withdrawals (1,880,000) (73,996,560) (75,876,560) Allocation of net increase in partners’ capital resulting from operations 16,793,331 31,884,417 48,677,748 Performance allocation 3,188,442 (3,188,442) - Balance, December 31, 2023 $ 97,084,152 $ 258,890,176 $ 355,974,328 See accompanying notes to financial statements.

Solasglas Investments, LP Statements of Cash Flows For the years ended December 31, 2023, 2022 and 2021 (In U.S. Dollars) 16 2023 2022 2021 Cash flows from operating activities Net increase in partners’ capital resulting from operations before performance allocation $ 48,677,748 $ 83,141,029 $ 26,016,445 Adjustments to reconcile net increase in partners’ capital resulting from operations before performance allocation to net cash provided by (used in) operating activities: Net realized (gain) loss on investments and derivative contracts 1,058,137 (74,712,206) 3,219,362 Net change in unrealized appreciation on investments and derivative contracts (56,046,203) (12,278,462) (35,553,841) Purchases of investments (318,554,317) (376,796,810) (351,538,539) Proceeds from sales of investments 303,124,540 236,929,655 261,599,604 Proceeds from investments sold short 404,973,789 642,786,664 601,040,673 Purchases to cover investments sold short (440,446,338) (416,622,945) (505,226,428) Purchases of derivative contracts (30,183,169) (14,951,521) (42,678,831) Proceeds from sales of derivative contracts 32,563,952 25,982,999 46,062,560 Changes in operating assets and liabilities: Due from brokers (12,585,242) (24,393,886) 7,277,564 Interest and dividends receivable (616,407) (497,894) 30,511 Due to brokers 15,347,372 2,050,424 (9,179,279) Interest and dividends payable 1,555,588 179,374 151,212 Accrued expenses and other liabilities 88,601 (199,192) 183,622 Net cash provided by (used in) operating activities (51,041,949) 70,617,229 1,404,635 Cash flows from financing activities Capital contributions 125,993,509 65,126,729 114,604,410 Capital withdrawals (74,951,560) (135,743,958) (116,009,045) Net cash provided by (used in) financing activities 51,041,949 (70,617,229) (1,404,635) Net increase (decrease) in cash and cash equivalents - - - Cash and cash equivalents, beginning of year - - - Cash and cash equivalents, end of year $ - $ - $ - Supplemental disclosure of cash flow information Cash paid during the year for interest $ 7,224,658 $ 2,235,725 $ 1,067,312 See accompanying notes to financial statements.

Solasglas Investments, LP Notes to Financial Statements December 31, 2023, 2022 and 2021 (In U.S. Dollars) 17 1. Organization Solasglas Investments, LP (the “Partnership”) is an exempted Cayman Islands limited partnership formed on August 17, 2018 and commenced operations on September 1, 2018. The Partnership is registered with the Cayman Islands Monetary Authority under the Cayman Islands Mutual Funds Act. The Partnership will continue until terminated, wound up or dissolved in accordance with the Partnership Agreement (the “Agreement”). DME Advisors, LP (the “Manager”) is registered as an investment adviser under the Investment Advisers Act of 1940 with the U.S. Securities and Exchange Commission, and serves as the investment manager of the Partnership. DME Advisors II, LLC (the “General Partner”), is the general partner. Morgan Stanley Fund Services (Cayman) Ltd. serves as the administrator of the Partnership pursuant to an administration agreement. Effective October 5, 2023, the Manager is registered with the U.S. Commodity Futures Trading Commission (“CFTC”) as a commodity pool operator and is a member of the National Futures Association. The Manager relies on the exemptive relief provided by CFTC Regulation 4.7 with respect to certain reporting requirements. Certain prior year disclosures and the manner of presentation have been modified to conform to guidance issued by the CFTC. The Partnership was organized to invest and trade in securities and other investment vehicles and instruments. The Manager is a value-oriented investment management firm that primarily invests and trades in long and short publicly listed equity securities, as well as distressed debt when cyclically attractive. The primary investment objective of the Partnership is to achieve capital appreciation by buying securities with trading values materially lower than their intrinsic values and by selling short securities with trading values materially higher than their intrinsic values. The Partnership aims to achieve high absolute rates of return while minimizing the risk of capital loss. There can be no assurance that such investment objective will be achieved, and investment results may vary substantially. The Partnership was created primarily for the benefit of Greenlight Reinsurance, Ltd. (“GLRE”) and Greenlight Reinsurance Ireland, Designated Activity Company (collectively with GLRE, the “Limited Partners”) and the General Partner (and collectively with the Limited Partners, the “Partners”).

Solasglas Investments, LP Notes to Financial Statements (continued) 18 2. Significant Accounting Policies Basis of Presentation The Partnership is an investment company which applies the specialized accounting and reporting requirements for investment companies. The financial statements have been prepared in accordance with the relevant articles of Regulation S-X, CFTC guidance and accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are expressed in United States (“U.S.”) dollars. Certain prior period amounts may be reclassified to conform to the current presentation, with no effect on the Partnership’s assets, liabilities, partners’ capital, results of operations or cash flows. The Partnership, along with other funds managed by the Manager or its affiliates, may utilize special purpose vehicles (“SPVs”) for tax, regulatory or other purposes. The underlying investments held by SPVs are included within the condensed schedules of investments and reflect the Partnership’s proportionate share of each such underlying investment. All investments held by the SPVs are for the benefit of the Partnership, along with other funds managed by the Manager or its affiliates and they conduct no other business. Cash and Cash Equivalents The Partnership considers all highly-liquid investments, with original maturities of less than 90 days that are not held for sale in the ordinary course of business, as cash equivalents. Cash and cash equivalents held at financial institutions, at times, may exceed the amount insured by the Federal Deposit Insurance Corporation. At December 31, 2023 and 2022, the Partnership held no cash or cash equivalents. Investment Transactions The Partnership records investment transactions on a trade date basis. Realized gains and losses on investment transactions are determined on a specific identification basis. Dividend income, net of withholding taxes, and dividend expense are recognized on the ex-dividend date and interest income and expense are recognized on an accrual basis. Withholding taxes on dividends have been accounted for in accordance with the Partnership’s understanding of the applicable country’s tax rules and rates. Foreign Currency Transactions Investments and derivative contracts denominated in foreign currencies are translated into U.S. dollar amounts at the date of valuation. Purchases and sales of investments denominated in foreign currencies are translated into U.S. dollar amounts on the respective dates of such transactions.

Solasglas Investments, LP Notes to Financial Statements (continued) 19 2. Significant Accounting Policies (continued) Foreign Currency Transactions (continued) The Partnership does not isolate the portion of the results of operations resulting from changes in foreign exchange rates on investments and derivative contracts from the fluctuations arising from changes in market prices of investments and derivative contracts owned or sold short. Such fluctuations are included with applicable net realized gain or loss on investments or derivative contracts and net change in unrealized appreciation on investments or derivative contracts in the statements of operations and performance allocation. Fair Value Measurements and Investment Valuation The fair values of the Partnership’s assets and liabilities that qualify as financial instruments under U.S. GAAP approximate the carrying amounts presented in the financial statements. The Partnership records all investments and derivative contracts (collectively “investments”) at fair value. U.S. GAAP establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing investments based on market data obtained from sources independent of the Partnership. Unobservable inputs are inputs that reflect the Partnership’s assumptions about the factors market participants would use in pricing investments based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs as follows: Level 1 - Valuations based on quoted prices in active markets for identical investments. An active market for the investment is a market in which transactions for the investment occur with sufficient frequency and volume to provide pricing information on an ongoing basis. Valuation adjustments are not applied to Level 1 investments. Level 2 - Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly. Level 2 inputs include: (i) quoted prices for similar investments in active markets; (ii) quoted prices for identical investments traded in non-active markets (i.e., dealer or broker markets); and (iii) inputs other than quoted prices that are observable or inputs derived from or corroborated by market data. Level 3 - Valuations based on inputs that are unobservable, supported by little or no market activity, and significant to the overall fair value measurement (including the Partnership’s assumptions in determining the fair value of investments). The availability of observable inputs can vary from investment to investment and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new and not yet established in the market place, the liquidity of markets, and other characteristics particular to the transaction.

Solasglas Investments, LP Notes to Financial Statements (continued) 20 2. Significant Accounting Policies (continued) Fair Value Measurements and Investment Valuation (continued) The inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy is determined based on the lowest level input that is significant to the fair value measurement in its entirety. Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Partnership’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. A description of the valuation techniques applied and inputs utilized in measuring fair value of the Partnership’s major categories of assets and liabilities as of December 31, 2023 and 2022 are as follows: Common Stock and Exchange-Traded Funds Common stock and exchange-traded funds are generally valued based on quoted prices from the relevant exchange. To the extent these investments are actively traded, they are categorized in Level 1 of the fair value hierarchy. In instances when investments in common stock or exchange- traded funds are not actively traded or valuation adjustments are applied, they are categorized in Level 2 of the fair value hierarchy and in instances where significant inputs are unobservable, they are categorized in Level 3 of the fair value hierarchy. Corporate Bonds The fair value of corporate bonds are estimated using recently executed transactions and market price quotations (where observable). When recent transactions or observable price quotations are not available, fair value is determined based on cash flow models. These investments are generally categorized in Level 2 of the fair value hierarchy; in instances where significant inputs are unobservable, they are categorized in Level 3 of the fair value hierarchy. Commodities Actively traded commodities are valued based on quoted dealer prices and are categorized in Level 1 of the fair value hierarchy. Commodities that are not actively traded are generally included in Level 2 of the fair value hierarchy.

Solasglas Investments, LP Notes to Financial Statements (continued) 21 2. Significant Accounting Policies (continued) Fair Value Measurements and Investment Valuation (continued) Investment Funds Investments in investment funds are valued at their net asset value as reported by the underlying fund’s administrator or manager. Management of the underlying funds generally charge management and/or incentive fees to the Partnership and other investors in the underlying funds. Such fees are included in the net asset value reported by the Partnership for the investment funds. The management and incentive fees range from 0-1.5% and 0-20%, respectively, subject to conditions and terms of each investment fund’s legal agreements. Due to restrictions on the transferability and timing of withdrawals from the investment funds, the amounts realized upon liquidation will likely differ from such reported values. As of December 31, 2023 and 2022, none of the Partnership’s investments in investment funds allow for a voluntary right of withdrawal. Investments valued based on their unadjusted net asset value are not categorized within the fair value hierarchy. The Manager may determine that the net asset value provided by the underlying fund does not represent fair value. In such situations, the fair value of the underlying fund will be valued in accordance with the Partnership’s valuation policy. This may include calculating an independent value of the underlying fund’s assets and liabilities, reviewing secondary market transactions, or other techniques depending upon the circumstances. At December 31, 2023 and 2022, no investment funds were valued by management of the Partnership as all were based on values reported by the underlying fund. Private Equity The transaction price is used as the best estimate of fair value upon acquisition. Thereafter, valuation is based on an assessment of each investment, incorporating factors that consider the evaluation of financing and sale transactions with third parties, financial information provided by management of the investee company, expected cash flows and market-based information, including comparable transactions, performance multiples and changes in market outlook, among other factors. These investments are included in Level 3 of the fair value hierarchy.

Solasglas Investments, LP Notes to Financial Statements (continued) 22 2. Significant Accounting Policies (continued) Fair Value Measurements and Investment Valuation (continued) Derivative Contracts The fair value of derivatives actively traded on a national exchange and based on quoted prices from the relevant exchange are categorized in Level 1 of the fair value hierarchy. Over-the-counter (“OTC”) derivatives valued based on market price quotations and listed derivatives that are not actively traded are generally categorized in Level 2 of the fair value hierarchy. Fair values for other OTC derivative investments are based on pricing models intended to approximate the amounts that would be paid to or received from a third party in settlement of the respective contract. Factors taken into consideration include credit spreads, market liquidity and concentrations, foreign currency rates, and funding and administrative costs incurred over the lives of the investments. As these inputs are typically observable, these OTC derivatives are also categorized within Level 2 of the fair value hierarchy. Refer to Note 5 for additional information on the Partnership’s derivative contracts. Investments Sold Short The Partnership has sold investments that it does not own and will, therefore, be obligated to purchase such investments at a future date. A gain, limited to the price at which the Partnership sold the investment, or a loss, unlimited in amount, will be realized upon the liquidation of the investment. The Partnership has recorded this obligation in the financial statements at fair value. There is an element of market risk in that, if the investments increase in value, it will be necessary to purchase the investments at a cost in excess of the obligation reflected in the statements of financial condition. Use of Estimates The preparation of the financial statements in conformity with U.S. GAAP requires the Partnership to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting year. Actual results could differ from those estimates and those differences could be material. Income Taxes The Partnership is not subject to taxes on income, capital gains or withholding tax in the Cayman Islands. Each partner in the Partnership may be subject to taxation on its share of the Partnership’s ordinary income and capital gains. In certain jurisdictions other than the Cayman Islands, taxes are withheld at the source on dividends and interest received by the Partnership. Capital gains derived by the Partnership in such jurisdictions generally will be exempt from foreign income or withholding taxes at the source.

Solasglas Investments, LP Notes to Financial Statements (continued) 23 2. Significant Accounting Policies (continued) Income Taxes (continued) U.S. GAAP requires the evaluation of tax positions taken or expected to be taken to determine whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes. In evaluating whether a tax position has met the more likely than not recognition threshold, the Partnership presumes that the position will be examined by the appropriate taxing authority that has full knowledge of all relevant information. Tax positions not deemed to meet a more likely than not threshold would be recorded as an income tax expense in the current period. Upon the completion of any potential examination by U.S. federal, state or foreign tax jurisdiction in which the Partnership trades, tax adjustments may be necessary and retroactive to all open tax years. If an adjustment is necessary, the Partnership would recognize interest and penalties, if any, related to unrecognized tax as income tax expense in the statements of operations and performance allocation. As of December 31, 2023 and 2022, there was no impact to the financial statements relating to accounting for uncertainty in income taxes. 3. Investments and Fair Value The Partnership’s assets and liabilities measured at fair value have been categorized based upon the fair value hierarchy as reflected in the condensed schedule of investments. Changes in Level 3 assets and liabilities for the year ended December 31, 2023 are as follows: Purchases Sales Transfers Assets Investments: Private equity $ 9,586 $ - $ - Changes in Level 3 assets and liabilities for the year ended December 31, 2022 are as follows: Purchases Sales Transfers Assets Investments: Private equity $ 23,605 $ (1,515,266) $ -

Solasglas Investments, LP Notes to Financial Statements (continued) 24 3. Investments and Fair Value (continued) The Manager has established valuation processes and procedures to ensure each investment’s fair value is in accordance with U.S. GAAP. In the event the Partnership has an investment that cannot be readily valued per its valuation procedures as discussed in Note 2, a Valuation Committee has been designated to oversee the valuation process of such investments. The Valuation Committee is comprised of employees of the Manager and meets at least monthly to ensure that each investment is valued in accordance with the Partnership’s valuation policy. The Partnership’s Level 3 investments as of December 31, 2023 and 2022, have been valued based upon the transaction price of the most recent offering from the underlying company. No unobservable inputs internally developed by the Manager have been applied to these investments. 4. Forward Transactions On September 11, 2023, the Manager, on behalf of the Partnership, entered into a forward sales transaction to sell 937,500 shares of Green Brick Partners, Inc. (“GRBK”) (the “Forward Transaction”) to facilitate a reduction in the concentration of GRBK within the Partnership’s portfolio. Under the terms of this transaction, sales were to be completed prior to the second quarter of 2024. This transaction was completed on January 3, 2024, generating proceeds of $43,353,003. The Forward Transaction, pursuant to a variable price forward sale transaction confirmation, provides for the Partnership to deliver the applicable number of GRBK shares to the counterparty at a price based on the volume weighted average price (“VWAP”) of the common stock as reported in Bloomberg VWAP over a valuation period, which period will be determined by the counterparty, subject to an agreed maturity window. As these inputs are typically observable, the Forward Transaction has been categorized within Level 2 of the fair value hierarchy. To secure its obligations under the Forward Transaction, the Partnership entered into a pledge agreement, pursuant to which it has pledged to the counterparty GRBK shares equal to the number of shares to be sold under the applicable Forward Transaction. Under the terms of the Forward Transaction, the Partnership received an initial cash payment of $15,345,000, which is included in due to brokers in the statement of financial condition. The Manager has entered into a second forward sales transaction to sell an additional 500,000 shares of GRBK. Under the terms of this transaction, settlement is scheduled to occur in or prior to the fourth quarter of 2024.

Solasglas Investments, LP Notes to Financial Statements (continued) 25 5. Derivative Contracts In the normal course of business, the Partnership enters into derivative contracts for investment purposes. The Partnership uses these instruments as part of its trading strategy. The Partnership’s policy is to recognize each derivative contract as either an asset or liability and to measure each contract at fair value. The resulting change in unrealized appreciation or depreciation is included in the statements of operations and performance allocation. The Partnership utilizes swap contracts as economic substitutes for investments in equity, indexes, interest rates, credit and other instruments. Swap contracts are arrangements whose valuation and resultant appreciation or depreciation is based upon the fair value fluctuations of an underlying instrument. The Partnership enters into credit default swap contracts which are agreements in which the Partnership or a counterparty pays fixed periodic payments or an agreed-upon fixed fee to a counterparty or the Partnership in consideration for a guarantee from the counterparty or the Partnership to make a specific payment should a negative credit event take place in the underlying credit instrument. At December 31, 2023, the Partnership had outstanding contingent guarantees scheduled to terminate in December 2026 with a notional value of $1,821,000 and a fair value of $247,168. At December 31, 2022, the Partnership had outstanding contingent guarantees scheduled to terminate in December 2026 with a notional value of $1,821,000 and a fair value of $391,081. Forward contracts obligate the Partnership to either buy or sell an asset at a specified future date and price. Futures contracts are contracts to buy or sell a standardized quantity of a specified instrument on a specified future date. Initial margin deposits are required to trade in the futures market. Futures contracts are marked to market daily. When forward and futures contracts are terminated, the Partnership recognizes a realized gain or loss equal to the difference between the value of the contract at the time it was entered into and the time it was closed. The Partnership may buy and write put and call options or warrants. The buyer of an option has the right to purchase (in the case of a call option) or sell (in the case of a put option) a specified quantity of a specific financial instrument at a specified price prior to or on a specified expiration date.

Solasglas Investments, LP Notes to Financial Statements (continued) 26 5. Derivative Contracts (continued) The writer of an option is exposed to the risk of loss if the market price of the underlying financial instrument declines (in the case of a put option) or increases (in the case of a call option). The premium received by the Partnership upon writing an option contract is recorded as a liability and marked to market on a daily basis. The writer of an option can never profit by more than the premium paid by the buyer. In the case of a written call option, losses could be unlimited and in the case of written put options, losses are limited to the number of contracts written multiplied by the applicable strike price. As of December 31, 2023, the Partnership had written call options with a fair value of $427,968 and had written put options with a fair value of $66,559. As of December 31, 2022, the Partnership had written call options with a fair value of $1,235,122 and had written put options with a fair value of $6,977,875. Potential losses on the Partnership’s written options are not representative of its net economic exposure as the Partnership has long and short exposure across a variety of different financial instruments, whereby losses on one instrument are offset by gains in other instruments. The following tables set forth the gross fair value of derivative asset and liability contracts by primary risk type as of December 31, 2023 and 2022. The fair values of these derivatives are presented on a gross basis, even when derivatives are subject to master netting arrangements. The tables also include information on the volume of derivative activity that is approximated, on an absolute basis, by the average quarterly outstanding notional amounts for the years ended December 31, 2023 and 2022.

Solasglas Investments, LP Notes to Financial Statements (continued) 27 5. Derivative Contracts (continued) Derivative contracts as of December 31, 2023: Average Gross derivative Underlying risk type notional amount outstanding Assets Liabilities Commodity: Call options(1) 350,807 $ 192,250 $ - Futures contracts 15,219,218 - 1,158,159 Credit: Credit default swaps 111,580,613 247,168 7,333,017 Currency: Call options 563,937 20,511 - Put options 1,126,940 54,055 46,498 Equity price: Call options(1) 11,586,634 35,326 427,968 Put options(1) 16,615,251 1,261,736 20,061 Total return swaps 47,446,901 3,914,691 3,587,973 Inflation: Total return swaps 241,062,400 5,304,605 343,036 Interest rate: Call options 19,890,400 137,054 - Put options 32,156,500 - - Futures contracts 2,533,300 - - $ 11,167,396 $ 12,916,712 (1) Average notional amounts presented are based on the quarterly delta-adjusted exposure for the respective underlying investment for the year ended December 31, 2023.

Solasglas Investments, LP Notes to Financial Statements (continued) 28 5. Derivative Contracts (continued) Derivative contracts as of December 31, 2022: Average Gross derivative Underlying risk type notional amount outstanding Assets Liabilities Commodity: Call options(1) 7,575,761 $ - $ - Put options(1) 385,308 - - Futures contracts 2,727,488 142,133 - Credit: Credit default swaps 133,306,871 391,081 3,002,597 Currency: Call options 410,320 - - Put options 602,609 160,498 - Equity price: Call options(1) 11,103,979 1,335,502 87,216 Put options(1) 5,056,144 - - Futures contracts 433,365 - - Total return swaps 23,158,219 1,999,176 638,818 Inflation: Total return swaps 168,362,000 3,945,699 588,231 Interest rate: Call options 499,629,407 - 1,147,906 Put options 13,056,500 8,733,063 6,977,875 Futures contracts 899,900 839,861 - $ 17,547,013 $ 12,442,643 (1) Average notional amounts presented are based on the quarterly delta-adjusted exposure for the respective underlying investment for the year ended December 31, 2022.

Solasglas Investments, LP Notes to Financial Statements (continued) 29 5. Derivative Contracts (continued) The following is a summary of the components of the gains and losses on derivative contracts reported in the statement of operations and performance allocation for the year ended December 31, 2023: Underlying risk type Net realized gain on derivative contracts Net change in unrealized appreciation on derivative contracts Commodity: Call options $ (1,129,361) $ (1,562,527) Futures contracts (2,207,174) (1,300,928) Credit: Credit default swaps (3,267,350) (4,474,333) Currency: Call options 126,130 (236,550) Put options (1,256,374) 728,528 Equity price: Call options 1,319,340 (252,974) Futures contracts (1,571,652) - Put options (3,619,893) (103,529) Total return swaps (3,079,100) (1,033,640) Inflation: Total return swaps (221,908) 1,604,415 Interest rate: Call options 13,399,028 (1,029,246) Put options 1,303,770 147,867 Futures contracts 4,081,551 (836,993) $ 3,877,007 $ (8,349,910)

Solasglas Investments, LP Notes to Financial Statements (continued) 30 5. Derivative Contracts (continued) The following is a summary of the components of the gains and losses on derivative contracts reported in the statement of operations and performance allocation for the year ended December 31, 2022: Underlying risk type Net realized gain on derivative contracts Net change in unrealized appreciation on derivative contracts Commodity: Call options $ 336,829 $ (110,643) Put options 457,184 (142,791) Futures contracts 856,605 (12,916) Credit: Credit default swaps (3,592,695) 5,573,600 Currency: Call options (403,063) - Put options 250,959 (1,179,854) Equity price: Call options 1,825,068 403,831 Put options (4,721,656) 561,039 Futures contracts 2,102,457 - Total return swaps 8,494,976 639,389 Inflation: Total return swaps - 3,354,415 Interest rate: Call options (1,722,855) 341,138 Put options 3,536,779 (147,867) Futures contracts 3,284,579 836,161 Total return swaps 26,569 - $ 10,731,736 $ 10,115,502

Solasglas Investments, LP Notes to Financial Statements (continued) 31 5. Derivative Contracts (continued) The following is a summary of the components of the gains and losses on derivative contracts reported in the statement of operations and performance allocation for the year ended December 31, 2021: Underlying risk type Net realized loss on derivative contracts Net change in unrealized appreciation on derivative contracts Commodity: Call options $ 88,752 $ 110,643 Put options 177,260 142,791 Futures contracts 11,885 143,416 Total return swaps 474,860 (330,460) Credit: Credit default swaps (1,711,118) (140,181) Currency: Call options 1,556,740 - Equity price: Call options 6,944,673 (542,062) Put options (14,256,563) 3,208,633 Futures contracts 638,141 (629,597) Total return swaps 5,610,246 3,036,459 Interest rate: Call options (976,105) - Futures contracts (623,830) 835 $ (2,065,059) $ 5,000,477 The Partnership’s OTC derivative contracts are generally entered into with its counterparties pursuant to the International Swaps and Derivatives Association (“ISDA”) Master Agreement and related documentation. If the Partnership were to default under a provision of this agreement, the counterparty could terminate the applicable derivative contract and request immediate payment of any amounts due to it or pay the Partnership any amounts due to the Partnership pursuant to such agreement. The Partnership’s statements of financial condition includes derivative contracts that are eligible for offset and that are subject to a fully-executed master netting arrangement. The Partnership presents these contracts on a gross basis (without taking into account any offset). A master netting arrangement could allow the counterparty to net payment obligations and liabilities (including collateral held by the counterparty) that the counterparty owes to the Partnership against payment obligations and liabilities (including collateral held by the Partnership) that the Partnership owes to the counterparty.

Solasglas Investments, LP

Notes to Financial Statements (continued)

5. Derivative Contracts (continued)

As of December 31, 2023, the following table provides, by counterparty, what amounts the counterparties could offset under master netting arrangements against the gross derivative assets and liabilities set forth in the Partnership's statement of financial condition:

	Gross derivative assets[(1)]	Gross derivative liabilities subject to master netting arrangements	Cash collateral held that could be offset	Net amounts
Counterparty A	$ 237,867	$ (237,867)	$ -	$ -
Counterparty C	4,167,996	(3,067,381)	-	1,100,615
Counterparty E	2,905,571	(2,905,571)	-	-
Counterparty F	1,145,335	-	-	1,145,335
Counterparty I	2,702,792	-	-	2,702,792
Total	$ 11,159,561	$ (6,210,819)	$ -	$ 4,948,742

[(1)] Derivative assets exclude call options of $7,835 which are not subject to master netting arrangements.

	Gross derivative liabilities[(1)]	Gross derivative assets subject to master netting arrangements	Cash collateral posted that could be offset	Net amounts
Counterparty A	$ 1,015,119	$ (237,867)	$ (777,252)	$ -
Counterparty C	3,067,381	(3,067,381)	-	-
Counterparty E	7,676,053	(2,905,571)	(4,770,482)	-
Total	$ 11,758,553	$ (6,210,819)	$ (5,547,734)	$ -

[(1)] Derivative liabilities exclude futures contracts of $1,158,159 which are not subject to master netting arrangements.

32

Solasglas Investments, LP

Notes to Financial Statements (continued)

5. Derivative Contracts (continued)

As of December 31, 2022, the following table provides, by counterparty, what amounts the counterparties could offset under master netting arrangements against the gross derivative assets and liabilities set forth in the Partnership's statement of financial condition:

	Gross derivative assets(1)	Gross derivative liabilities subject to master netting arrangements	Cash collateral held that could be offset	Net amounts
Counterparty A	$ 721,048	$ (249,621)	$ -	$ 471,427
Counterparty C	5,147,098	(3,590,828)	-	1,556,270
Counterparty D	1,295,960	(56,472)	-	1,239,488
Counterparty E	91,745	(83,187)	-	8,558
Counterparty I	536,563	-	-	536,563
Total	$ 7,792,414	$ (3,980,108)	$ -	$ 3,812,306

(1) Derivative assets exclude futures of $981,994, call options of $39,542 and put options of $8,733,063, which are not subject to master netting arrangements.

	Gross derivative liabilities(1)	Gross derivative assets subject to master netting arrangements	Cash collateral posted that could be offset	Net amounts
Counterparty A	$ 249,621	$ (249,621)	$ -	$ -
Counterparty C	3,590,828	(3,590,828)	-	-
Counterparty D	56,472	(56,472)	-	-
Counterparty E	83,187	(83,187)	-	-
Counterparty F	306,008	-	(306,008)	-
Total	$ 4,286,116	$ (3,980,108)	$ (306,008)	$ -

(1) Derivative liabilities exclude call options of $1,178,650 and put options of $6,977,875, which are not subject to master netting arrangements.

6. Due From/To Brokers

The due from/to brokers balances, recorded on a net-by-counterparty basis, in the accompanying statements of financial condition include cash, margin debt balances, collateral pledged or received and amounts receivable or payable for investment transactions that have not yet settled at December 31, 2023 and 2022. At December 31, 2023 and 2022, due from brokers included $29,304,672 and $19,512,354, respectively, related to collateral balances underlying the Partnership's derivative contracts, which may be restricted in nature.

The cash at the brokers, at times, may exceed the amount insured by the Securities Investor Protection Corporation.

33

Solasglas Investments, LP Notes to Financial Statements (continued) 34 7. Partnership Terms and Related Party Transactions Management Fees The Partnership pays the Manager, an affiliate of the General Partner, a monthly management fee in advance equal to 0.125% (1.5% per annum) of each limited partner’s Investment Portfolio, in accordance with the Partnership Agreement (the “Agreement”). The Investment Portfolio is equal to the product of a limited partner’s capital account at the beginning of each month multiplied by a ratio agreed upon by the Partners in accordance with the Agreement. Allocation of Income (Loss) and Performance Allocation The Agreement specifies that the net increase or decrease in partners’ capital resulting from operations for each fiscal period shall be allocated to the partners in proportion to the ratio of each partner’s capital account to the sum of all capital accounts with the exception of net income or loss on security transactions deemed new issues (“New Issues”) as defined by the Financial Industry Regulatory Authority, Inc. (“FINRA”). The net increase on New Issues is allocated to the Partners based on each partner’s eligibility to participate in New Issues. The Agreement also specifies that any investment may, from time to time, be deemed a Designated Security by the Manager. The net increase or decrease on Designated Securities will be allocated as deemed appropriate by the Manager. At the end of each calendar year, 20% of the net increase in partners’ capital resulting from operations (subject to a reduction to 10% for an amount equal to any carryforward loss as specified in the Agreement) is reallocated to the capital account of the General Partner from the capital account of each limited partner as a performance allocation. Withdrawal Policy The Limited Partners may withdraw all or part of their capital account with a three day notice period, subject to the terms and restrictions set forth in the Agreement. The General Partner shall give ten days’ written notice to the Limited Partners prior to making a withdrawal that would cause its capital account to be less than ten percent of the aggregate capital accounts of all partners. Contribution Policy The Limited Partners may contribute capital to the Partnership in accordance with the Agreement. From time to time, the General Partner may contribute additional capital to ensure that its capital account balance is at least ten percent of the aggregate capital account balances of all partners.

Solasglas Investments, LP Notes to Financial Statements (continued) 35 7. Partnership Terms and Related Party Transactions (continued) Other Related Party Transactions The President of the Manager serves as the chairman of the board of directors of GRBK. He also serves as chairman of the board of directors of Greenlight Capital Re, Ltd., the parent company of the Limited Partners. The Partnership is responsible for the payment of its own operating and other expenses. For operational efficiency, an affiliate of the Manager may act as a common pay agent and pay for some of these expenses on behalf of the Partnership and will subsequently be reimbursed. There was no such liability on December 31, 2023 or 2022. 8. Risks In the normal course of business, the performance of any investment is subject to numerous factors which are not predictable by or within the control of the Partnership. Such factors include a wide range of economic, political, competitive and other conditions that may affect investments in general or specific industries or companies. These investments may include investments sold short, commodities, options, swaps and other derivative contracts. The Partnership’s investment objective necessarily subjects the Partnership to various significant risks, both on and off balance sheet, including those that follow. The following summary is not intended to be a comprehensive summary of all risks relating to the operations and investment activities that the Partnership is exposed to. Market Risk Market risk represents the potential loss that can be caused by a change in the fair value of an investment. The Partnership’s exposure to market risk may be due to many factors, including the movement in interest rates, foreign exchange rates, indices, market volatility, and commodity and security values underlying its investments. Lack of Valuation Data; Limited Liquidity of Investments The Partnership may invest in securities and other assets which are subject to legal or other restrictions on transfer or for which no liquid market exists. The market prices for such investments tend to be volatile and may not be readily ascertainable, and the Partnership may not be able to sell such investments when the Partnership desires to do so or to realize what the Partnership perceives to be the fair value of such investments in the event of a sale. The Partnership may not be able to readily dispose of such illiquid investments and, in some cases, may be contractually prohibited from disposing of such investments for a specified period of time. Restricted securities may sell at a price lower than similar securities that are not subject to restrictions on resale.

Solasglas Investments, LP Notes to Financial Statements (continued) 36 8. Risks (continued) Potential Concentration of Investments The Partnership seeks to maintain a diversified portfolio. Although the Manager expects to spread the Partnership’s capital among a number of investments, it may depart from such policy from time to time and may hold a few, relatively large positions in relation to the Partnership’s capital (subject to the investment guidelines per the Agreement). Since the Partnership’s portfolio is not necessarily widely diversified, the net assets of the Partnership may be subject to more rapid changes in value than would be the case if the Partnership maintained a more diversified investment portfolio. Investments in Foreign Securities Investments in foreign securities involve certain risks not typically associated with investing in U.S. securities, such as risks relating to (a) currency exchange matters between the U.S. dollar and the various foreign currencies in which the Partnership’s portfolio securities will be denominated and costs associated with conversion of investment principal and income from one currency into another, (b) differences between the U.S. and foreign securities markets, (c) political, social or economic instability, and (d) certain tax-related risks including, without limitation, uncertainties in the application of tax laws by non-U.S. jurisdictions, the imposition of withholding and other taxes on dividends, interest, capital gains or other income. Investments Sold Short Short sales require the Partnership to borrow a security that it does not own. If the price of a security sold short increases, the Partnership may have to provide additional collateral to maintain the short position. This could require the Partnership to increase the amount of the Partnership’s leverage or sell other portfolio investments to provide such additional collateral. Also, the lender of the securities sold short can request their return. Under adverse market conditions, the Partnership might not be able to purchase securities to meet the delivery requirement or may not be able to borrow securities from other lenders. In such an event, the Partnership may be subject to a mandatory close-out of the short position, which could result in unintended costs and losses. It may not be possible to borrow securities when the Manager wishes to make a short sale, particularly in illiquid markets. Traditional lenders of securities might be less likely to lend securities under certain market conditions. As a result, the Partnership may not be able to effectively pursue a short selling strategy due to a limited supply of securities available for borrowing. In addition, regulatory authorities may impose restrictions and prohibitions on short selling activities that could adversely affect the Partnership’s ability to engage in short sales or borrow certain securities in connection with short sales.

Solasglas Investments, LP Notes to Financial Statements (continued) 37 8. Risks (continued) Leverage As part of the Partnership’s investment strategy (subject to the investment guidelines per the Agreement) and subject to applicable margin and other limitations, the Partnership may borrow funds from its counterparties in order to make additional investments and thereby increase both the possibility of gain and risk of loss. Consequently, the effect of fluctuations in the market value of the Partnership’s portfolio would be amplified. In addition, the Partnership could potentially create leverage via the use of instruments such as options, swaps and other derivative contracts. Credit Risk Although the Partnership intends to enter into transactions only with counterparties that the Manager believes to be creditworthy, there can be no assurance that a counterparty will not default and that the Partnership will not sustain a loss on a transaction as a result. If an obligor (such as the issuer or a party offering credit enhancement) for an investment held by the Partnership, a counterparty to a derivative contract with the Partnership, or a prime broker or other service provider to the Partnership, fails to pay, otherwise defaults or is perceived to be less creditworthy, a security’s credit rating is downgraded or the credit quality or value of any underlying assets declines, the value of such investment could decline. In addition, the Partnership may incur expenses to protect the Partnership’s interests in securities experiencing these events. Counterparty Risk The Partnership has relationships that provide prime brokerage, derivative intermediation and financing services that permit the Partnership to trade in a variety of markets and asset classes as well as custody its cash, investments and derivatives. However, there can be no assurance that the Partnership will be able to maintain such relationships. An inability to maintain such relationships could limit the Partnership’s trading activities, create losses, preclude the Partnership from engaging in certain transactions or prevent the Partnership from trading at optimal rates and terms. The assets of the Partnership will generally be held in accounts maintained for it by its prime brokers or in accounts with other market participants, including non-U.S. sub-custodians. The accounts generally will not be segregated, bankruptcy-remote accounts titled in the Partnership’s name and, therefore, a failure of any broker or market participant is likely to have a greater adverse impact than if the assets, or the accounts in which they are held, were registered in the name of the Partnership. In addition, because the Partnership’s investments generally will be held in margin accounts, and the prime brokers will have the ability to lend those securities to other market participants, the Partnership’s ability to recover all of its assets in the context of a bankruptcy or other failure of a prime broker may be further limited.

Solasglas Investments, LP Notes to Financial Statements (continued) 38 8. Risks (continued) Counterparty Risk (continued) Many of the markets in which the Partnership will effect transactions are not exchange-based. The stability and liquidity of OTC transactions will depend in large part on the creditworthiness of the parties to the transactions. OTC transactions could expose the Partnership to the risk that a counterparty will not settle a transaction in accordance with its terms or because of a credit or liquidity problem, causing the Partnership to suffer a loss. Such counterparty risk is accentuated where the Partnership has concentrated its transactions with a single or small group of counterparties. If a counterparty defaults, under normal circumstances the Partnership will have contractual remedies against the counterparty. However, exercising such contractual rights may involve delays or costs. Furthermore, there is a risk that a counterparty could become insolvent. In such an event, the Partnership’s ability to recover securities from such counterparty or receive payment of claims therefore may be significantly delayed and the Partnership may recover less than the full value of its securities. This is particularly true with respect to counterparties located in jurisdictions outside the United States where the application of non-U.S. insolvency laws may be subject to substantial limitations and uncertainties. Currency Risk It is expected that the Partnership’s portfolio will contain investments denominated in currencies other than the U.S. dollar. Changes in the value of other currencies against the value of the U.S. dollar could have an adverse impact on the performance of the Partnership. The Partnership may enter into currency hedging transactions, but is not required or expected to do so, and such transactions have an associated cost that could reduce investment returns. Spot and forward currency prices are highly volatile and price movements for spot and forward currency contracts may be influenced by, among other things, the foregoing risks. Commitments In the normal course of business, the Partnership enters into contracts that contain a variety of representations and warranties and which provide general indemnifications. The Partnership’s maximum exposure under these arrangements is unknown, as this would involve future claims against the Partnership that have not yet occurred. However, the Partnership has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote. At December 31, 2023 and 2022, the Partnership is committed to invest up to $5,738,998, and $6,185,568, respectively, of additional capital in various investments.

Solasglas Investments, LP

Notes to Financial Statements (continued)

8. Risks (continued)

Contingencies

The Partnership's investment activities expose the Partnership to legal and tax matters that may result in contingencies including threatened or asserted litigations or claims. Any such matters that give rise to probable litigation and can be reasonably estimated are accrued. Based on its current assessment of any ongoing matters, the Partnership expects the loss from any such contingencies to be remote and there are no accruals for any such matters at December 31, 2023 or 2022.

9. Financial Highlights

The financial highlights represent the Partnership's financial performance for the years ended December 31, 2023, 2022, 2021, 2020 and 2019.

An individual limited partner's performance may vary based on the timing of capital transactions, the applicable loss carryforward and the allocation of Designated Securities.

The net investment loss ratio does not include the effect of any performance allocation.

Total return is computed based on geometric linking of monthly returns of the Limited Partners' capital, as required by U.S. GAAP, which differ from returns based upon the Limited Partners' Investment Portfolio. Monthly rates of return are compounded to derive total return for the year. The expense and net investment loss ratios are calculated based on the expenses and net investment loss allocated to the Limited Partners' capital accounts during the years ended December 31, 2023, 2022, 2021, 2020 and 2019.

	For the year ended December 31,				
	2023	**2022**	**2021**	**2020**	**2019**
Percentages to average Limited Partners' capital:					
Expenses	6.2 %	3.7 %	3.4 %	2.5 %	3.6 %
Performance allocation	1.5	3.5	1.1	0.2	2.0
Total expenses and performance allocation	7.7 %	7.2 %	4.5 %	2.7 %	5.6 %
Net investment loss	(2.5)%	(2.1)%	(3.0)%	(1.7)%	(1.3)%
Total return before performance allocation	17.4 %	39.9 %	9.7 %	4.8 %	18.9 %
Performance allocation	(1.7)	(4.0)	(1.2)	(0.3)	(1.7)
Total return after performance allocation	15.7 %	35.9 %	8.5 %	4.5 %	17.2 %

39

Solasglas Investments, LP Notes to Financial Statements (continued) 40 9. Subsequent Events Subsequent events have been evaluated by the Manager from January 1, 2024 through March 5, 2024, the date the financial statements were available to be issued. The Manager has determined that there are no material events that would require disclosure in the Partnership’s financial statements.